Exhibit 99.2
      References below to “we,” “us” and “our” refer to Quanta Services, Inc. and its subsidiaries.
CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2005, (1) on an actual basis, (2) on an as adjusted basis giving effect to the sale of our convertible subordinated notes due 2026 and (3) on an as adjusted basis giving effect to the sale of these notes and assuming the repurchase of all of our outstanding $172.5 million principal amount of 4.0% convertible subordinated notes through a tender offer. The following table assumes the initial purchasers do not exercise their option to purchase up to an additional $18.75 million aggregate principal amount of the convertible subordinated notes due 2026.

	As of December 31, 2005

			As Adjusted For
		As Adjusted For	this Offering and
	Actual	this Offering	the Tender Offer

	(dollars in thousands)
Cash and cash equivalents	$304,267	$425,687	$259,556	(3)

Long-term debt (including current maturities):
Existing credit facility(1)	$7,500	$7,500	$7,500
% convertible subordinated notes due 2026	—	125,000	125,000
4.5% convertible subordinated notes due 2023	270,000	270,000	270,000
4.0% convertible subordinated notes due 2007	172,500	172,500	—	(3)
Other debt	2,343	2,343	2,343

Total long-term debt (including current maturities)	452,343	577,343	404,843

Stockholders’ equity:
Common Stock, $.00001 par value, 300,000,000 shares authorized, 118,771,776 shares issued and 117,153,038 outstanding(2)	—	—	—
Limited Vote Common Stock, $.00001 par value, 3,345,333 shares authorized, 1,011,780 shares issued and outstanding	—	—	—
Additional paid-in capital	1,096,795	1,096,795	1,096,795
Deferred compensation	(6,448)	(6,448)	(6,448)
Retained deficit	(369,122)	(369,122)	(366,022	)(4)
Treasury stock, 1,618,738 shares, at cost	(17,487)	(17,487)	(17,487)

Total stockholders’ equity	703,738	703,738	706,838

Total capitalization	$1,156,081	$1,281,081	$1,111,681

(1)	As of December 31, 2005, we had $142.6 million of letters of credit outstanding under our credit facility. We are currently engaging in discussions with Banc of America Securities LLC to arrange for and syndicate an amendment or replacement of our existing credit facility with an amended and restated or replacement senior secured credit facility.

(2)	The number of shares issued and outstanding does not include (a) shares issuable upon conversion of the convertible subordinated notes due 2026 or any of our other outstanding convertible subordinated notes and (b) approximately 0.9 million shares issuable upon the exercise of outstanding stock options as of December 31, 2005.

(3)	Assumes that all of our outstanding 4.0% convertible subordinated notes are repurchased through the tender offer that we intend to commence as soon as practicable after the consummation of the offering of our convertible subordinated notes due 2026 at an assumed purchase price equal to $960 per $1,000 principal amount of the notes (net of offering costs). This assumed purchase price equals the trading price of the 4.0% convertible subordinated notes as of the close of business on April 24, 2006. Some or all of the 4.0% convertible subordinated notes may not be tendered for repurchase by the holders or repurchased by us and accordingly we cannot be certain as to the balance of the 4.0% convertible subordinated notes that will be outstanding after the completion of the tender offer.

(4)	Retained deficit as adjusted for this offering and the tender offer increased $3.1 million, net of tax, due to the gain assumed in the repurchase of all of our outstanding 4.0% convertible subordinated notes based on the assumed repurchase price discussed in note (3), offset by charges associated with the write off of deferred financing costs relating to the repurchase of all of our outstanding 4.0% convertible subordinated notes.